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                                                                   Exhibit 10.28

                          CONTINENTAL CIRCUITS CORP.
                             3502 East Roeser Road
                            Phoenix, Arizona 85040

                                  May 8, 1997



Dear Joe:



      Continental Circuits Corp. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its stockholders and its customers.

      The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's management, including yourself, to their assigned duties without distraction in the face of Potentially disturbing circumstances arising from the possibility of a change in control of the Company.

      In order to induce you to remain in its employ, the Company, agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined in Section 2).

      1.    Term of the Agreement.

      (a) The term of this Agreement (the "Term") shall commence on April 1, 1997 and shall continue in effect through December 31, 1998 unless extended as hereinafter provided. The Term shall be automatically extended for additional one-year periods thereafter, unless at least six months prior to the beginning on any calendar year, the Board shall have taken affirmative action so that the Term will not be further extended; provided that, if a Change in Control of the Company (as defined in Section 2) shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than eighteen (18) months beyond the month in which


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such Change in Control occurred.

      2.    Change in Control

      (a) No benefits shall be payable under Section 4 of this Agreement unless there has been a Change in Control of the Company during the Term.

      (b) For purposes of this Agreement, a "Change in Control" of the Company shall occur or be deemed to have occurred only if (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or become the "beneficial-owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two Consecutive years ending during the Term (not including any period prior to the Term), the following individuals shall cease for any reason to constitute a majority of the Board:
(a) individuals who at the beginning of such period constituted the Board, and
(b) any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i), (iii) or (iv) of this Section 2(b) whose election by the Board of nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%)of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (of similar transaction) in which no "Person" as hereinabove defined) acquires more than forty percent 40% of the combined voting power of the Company's then outstanding Securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.



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      3.    Employment Status; Termination Following Change in Control.

      (a) This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee. This Agreement does not prevent you from terminating your employment at any time. If your employment is terminated for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 6. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination.

      (b) Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 4 only if any of the events constituting a Change in Control of the Company shall have occurred during the Term and your employment with the Company is terminated within eighteen (18) months after such a Change in Control of the Company, unless such termination is (A) because of your death, (B) by the Company for Disability (as defined in Section 3(b)(i)) or Cause (as defined in Section 3(b)(ii)), or (c) by you other than for Good Reason (as defined in Section 3(b)(iii)).

      (i) Disability. "Disability" shall mean if, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written notice of termination is given to you, you shall not have returned to the full-time performance of your duties. Notwithstanding any other provision of this Agreement, you shall not be considered a terminated employee within the meaning of the Company's long term disability plan and your rights thereunder shall not be affected by this Agreement.

      (ii) Cause. Termination by the Company of your employment for "Cause", shall mean termination upon (A) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated Failure after the issuance of a Notice of Termination by you for Good Reason as defined in Section 3(b)(iii)), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (B)(x) you shall have been guilty of any act or acts of dishonesty constituting a felony, or (y) you shall have violated any provision of any confidentiality, nondisclosure, assignment of invention,


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noncompetition or similar agreement entered into by-you in connection with your employment by the Company. For purposes of this subsection, no act or failure to act on your part shall be deemed "willful, unless done or omitted to be done by you not in good faith and without reasonably belief that your action or omission was in the best interest of the Company.

      (iii) Good Reason. You may terminate your employment upon 15 days prior written notice to the Company for any reason and with or without cause, but you shall be entitled to the benefits provided in Section 4 only if you do so for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (F) or
(G), such circumstances are Fully corrected prior to the Date of Termination (as defined in Section 3(a)) specified in the Notice of Termination (as defined in
Section 3(a)) given in respect thereof:

      (A) any significant diminution, without your prior written consent in your position, duties, responsibilities, power, title or office as in effect immediately prior to a Change in Control of the Company.

      (B) any reduction in your annual base salary as in effect on the date hereof or as the same may be increased during the Term;

      (C) the failure by the Company to continue in effect, at a coverage or benefit level of at least 90% of that in effect immediately prior to a Change in Control of the Company, any benefit or compensation plan, investment or retirement plan, life insurance plan, health-and-accident plan or disability plan applicable to you at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit you enjoyed at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control of the Company;

      (D) any requirement by the Company or of any person in control of the Company that the location at which you perform your principal duties for the Company be outside a radius of 30 miles from the location at which you performed such duties immediately prior to a Change in Control of the Company;

      (E) any requirement by the Company or of any person in control of the Company that you travel on an overnight basis to


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an extent not substantially consistent with your business travel obligations immediately prior to a Change in Control of the Company;

      (F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in
Section 5;

      (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6 below (and, if applicable, the requirements of Section 3(b)(ii)); or

      (H) if you are an employee of a subsidiary of the Company, a sale of all or substantially all of the capital-stock or assets of such subsidiary.

      4. Compensation Upon Termination. If (i) any of the events constituting a Change in Control of the Company shall have occurred during the Term and (ii) your employment with the Company is terminated within eighteen (18) months after such Change in Control of the Company, you shall he entitled to the benefits set forth in this Section 4:

      (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned or accrued compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 3(b)(i) hereof. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

      (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary and all other earned or accrued compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

      (c) If your employment by the Company should be terminated by the Company other than for Cause or Disability or you should terminate your employment for Good Reason, then you shall be entitled to the benefits below:


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      (i) The Company shall pay you your full base salary and all other earned or accrued compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and, in lieu of further salary payments for periods subsequent to the Date of Termination, the Company will pay you a lump sum cash payment as severance pay (together with the payments provided in subsections (ii) and (iv) below the "Severance Payments") in an amount equal to the sum of (A) the Months Remaining (as defined below) multiplied by the higher of (1) your Monthly Compensation (as defined below) in effect on the Date of Termination or (2) your Monthly Compensation in effect immediately prior to the Change in Control, plus
(B) the Months Remaining multiplied by one-twelfth of the aggregate cash bonuses paid or awarded to you in respect of the one fiscal year of the Company, out of the five fiscal years of the Company immediately Preceding the Date Of Termination, as to which your aggregate cash bonuses -paid or awarded were the largest. As used-herein, "Months Remaining" shall mean the number of full calendar months remaining after the Date of Termination in the eighteen (18) month period that commenced with the date of the Change in Control; provided, however, that, for the purposes hereof, in the event such number of full calendar months is less than 12, it shall nonetheless be deemed to be 12 full calendar months. As used herein, "Monthly Compensation" shall mean one-twelfth of your annual base salary.

      (ii) All shares of capital stock of the Company purchased by you, and all options to purchase shares of capital stock of the Company granted to you, under any benefit plan or arrangement, shall immediately vest and for its exercisability shall be accelerated, as the case may be, and all such shares shall no longer be subject to repurchase by the Company and all such options shall thereupon become immediately exercisable in full by you without any right of repurchase in favor of the Company.

      The payments provided for in subsection (ii above shall he made not later than the tenth day following the Date of Termination, provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount o-@ such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(3) of the Internal Revenue Code of 1986, as amended (the "Code") as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand d by the Company (together with interest


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at the rate provided in Section 1274(b)(2)(B) of the Code).

      (iv) For a 18-month period after the Date of Termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you received immediately prior to the Date of Termination and at the same cost to you (if any) as in effect immediately prior to the Date of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this Section 4(c)(iv) if an equivalent benefit is actually received by you from another employer during the 18-month period after the Date of Termination and any such benefit actually received by you shall be reported to the Company.

      (v) The Company shall pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement.

      (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as provided in the second sentence of Section 4(c)(iv) hereof, shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to he owed by you to the Company or otherwise.

      (d) Notwithstanding anything in this Agreement, if the payments provided for in this Agreement, together with any other payments or benefits which you have the right to receive from the Company (or its affiliates and subsidiaries), would constitute an "excess parachute payment" (as defined in Section 28OG o-F the Code), the payments under this Agreement shall be reduced. The reduction shall be in an amount so that the present value of the total amount paid by the Company or its affiliates and subsidiaries will be 2.99 times your "base amount" (as defined in Section 28OG of the Code) and so that no portion of the amounts paid to you shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any reduction in payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding. If through error or otherwise you should receive payments, together with other payments the employee has the right to receive from the Corporation (or its affiliates and subsidiaries) in excess of 2.99 times your base amount, you agree to immediately repay the excess to the Company upon notification that an overpayment has been made.

      S.    Successors; Binding Agreement.

      (a)   The Company will require any successor (whether direct


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or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason immediately after a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business of assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise

      (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to have, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

      6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given then delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the President of the Company, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7.    Miscellaneous.

      (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona.

      (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other


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provision at any subsequent time.

      (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

      (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

      If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.


                                    Sincerely,

                                    CONTINENTAL CIRCUITS CORP.


                                    By: /s/ Frederick G. McNamee III
                                        ----------------------------
                                    Name:  Frederick G. McNamee III
                                    Title:  President and CEO



Agreed to as of the 25th day
of May, 1997


By:  /s/ Joseph G. Andersen
     ----------------------
      Joseph G. Andersen




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